EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") dated as of February 29th, 2012 is entered into by and between Powder River Coal Corp., a Florida corporation (the "Company") and James Robert Beaumont, an individual (the "Employee"). The Company and Employee may hereinafter be referred to individually as a "Party" or collectively as the "Parties".

RECITALS

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company and to render services to it, on the terms and subject to the conditions in this Agreement.

NOW, THEREFORE, in consideration of these premises, the respective covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. ***Term of Employment.*** The Employee's employment pursuant to this Agreement shall commence effective February 29th, 2012 (the "Commencement Date") and, subject to earlier termination pursuant to Section 4 hereof, shall continue until February 29th, 2013 (the "Scheduled Termination Date"); provided, however, that the initial term (the "Initial Term") of the Employee's employment hereunder shall automatically be extended for additional and successive one (1) year periods (each an "Additional Term") unless either party shall give the other party notice (in the manner hereinafter provided), not later than ninety (90) days prior to the expiration of the Initial Term or the then current Additional Term, of the notifying party's termination of the Employee's employment which shall be effective as of the expiration of the Initial Term or the then current Additional Term, as the case may be. For purposes hereof, the Initial Term and any Additional Term(s) are referred to collectively as the "Term."

Section 2. ***Position and Duties.*** Employee shall serve as Chairman of the Board of Directors (the "Chairman"). In his capacities as Chairman, Employee shall do and perform all services, acts or things necessary or advisable to:

(a) manage all Coal Projects (collectively referred to as "Powder River Projects") and the facilities located in Gillette, Wyoming;

(b) manage the field production operations and facilities ; and

(c) supervise the work of all field operators and contractor staff.

Employee shall be subject at all times to the policies set by the Board of Directors. Employee shall devote sufficient business time and efforts to the performance of the Employee's duties and responsibilities under this Agreement and to the business and affairs of the Company, its subsidiaries and affiliates.

Section 3. ***Compensation.***

(a) Base Salary. As compensation for the services to be performed hereunder, the Company shall pay the Employee a salary of Three Thousand Dollars ($3,000) per month, payable on the 30th day of each month for the initial fiscal quarter of the Company during the Term ("Base Salary"). The Base Salary shall be increased, at the Company's sole discretion during the Term.

(b) Stock Grants. In addition to Base Salary, and Subject to the Employee's acceptance of this Agreement and to his continued service, the Company will grant to Employee 25,000 restricted shares of Company common stock for each quarter served in arrears from the signing of this Agreement until terminated by either party.

Section 4. ***Termination of Employment; Effect of Termination of Employment.***

(a) Termination of Employment. The Employee's employment by the Company may be terminated at any time during the Term by the Company: (1) with Cause (as such term is defined below), or (2) in the event of the Employee's death, or (3) in the event of the Employee's Disability (as such term is defined below) (in the case of Disability, the termination shall be effective ten (10) days after notice thereof is given to the Employee). The Employee's employment by the Company may be voluntarily terminated at any time during the Term on or after February 29th, 2013 by the Employee, on no less than sixty (60) days prior written notice to the Company. After the expiration of the Term, the Board may continue the employment of the Employee and the Employee may accept the employment on an at-will basis.

(b) Certain Defined Terms.

As used herein, "Cause" means:

- The Employee's willful and material failure to perform his duties hereunder (other than any such failure due to the Employee's physical or mental illness), or the Employee's willful and material breach of his obligations hereunder;
- The Employee's engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company;
- The Employee's being convicted of, or entering a plea of guilty or nolo contender to, a crime that constitutes a felony; or
- The Employee's failure or inability to obtain or retain any license required to be obtained or retained by his in any jurisdiction in which the Company does or proposes to do business.

As used herein, "Disability" means a physical or mental impairment which substantially limits a major life activity of the Employee and which renders the Employee unable to perform the essential functions of the Executive's position, even with reasonable accommodation which does not impose an undue hardship on the Company, for ninety (90) days in any consecutive one-hundred eighty (180) day period. The Board reserves the right, in good faith, to make the determination of whether or not a Disability exists for purposes of this Agreement based upon information supplied by the Employee and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

(c) Notice of Termination. Any purported termination of the Employee's employment by either party and for any reason shall be communicated by written Notice of Termination (as defined below) by the terminating party to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice given by the Employee or the Company, which shall indicate the specific basis for termination of employment.

Section 5. ***Notices.*** Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given (i) if by hand delivery, or by a recognized national overnight courier service, upon receipt thereof or (ii) if mailed, three (3) days after it has been postmarked in the U.S. mails, postage prepaid, certified mail, return receipt requested. All notices shall be addressed to the parties at the respective addresses indicated herein or such other address as either party may in the future specify in writing to the other.

Section 6. ***No Attachment.*** Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; *provided, however*, that nothing in this Section 7 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Employee or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 7. ***Restrictive Covenant.***

a. The Company is engaged in the coal mining business. Employee expressly covenants and agrees that during the term of this Agreement and for a period of two (2) years following termination of this Agreement, whether termination is by Company, with or without cause, wrongful termination, or for any other reason whatsoever, or by Employee (such period of time is hereinafter referred to as the "Restrictive Period"), Employee shall not, directly or indirectly, for himself, or on behalf of others, as an individual on Employee's own account, or as a partner, joint venturer, Employee, Employee, salesman, contractor, officer, director or otherwise, for any person, partnership, firm, corporation, or other entity, enter into, engage in, accept employment from, or participate in any capacity in, any business that is in competition with the business of Company within a 100 mile radius of any business location of the Company.

b. Without limiting the restriction of Paragraph 7(a), above, Employee specifically agrees that during the Restrictive Period, Paragraph 7(a) prohibits Employee, in any of the capacities identified in Paragraph 7(a), from soliciting and/or accepting business from the Company's customers or potential customers.

c. This covenant is given and made by Employee to induce Company to contract with Employee and provide confidential information regarding the Company, its Marketing Plan and business strategies, and Employee acknowledges the sufficiency of consideration for this covenant.

d. This covenant shall be construed as an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Employee against Company or any Affiliated Entity shall not constitute a defense to the enforcement of this covenant. Company has performed all obligations entitling it to this covenant and it is therefore not executory or otherwise subject to rejection under the Bankruptcy Code.

e. Employee agrees that these covenants are supported by legitimate business interests, including, but not limited to: Company's valuable, confidential business information and "trade secrets" as defined under applicable law, which include, but are not limited to, the Company's unique marketing plans, advertising strategy and/or methodology as described in paragraph 7b. above, and customer lists and customer "lead" lists, which the Employee agrees have been developed through the Company's expenditure of a great amount of time, money and effort to refine other existing plans, forms and lists in the industry, and which the Employee agrees contain detailed information that could not be independently created from public sources.

f. Employee agrees that this covenant is reasonably necessary to protect the Company's legitimate business interests, including, but not limited to, the interests identified in Sections 7(b) and 7(e).

g. This covenant may be enforced by the Company's assignee or successor or any of the Affiliated Entities and Employee acknowledges and agrees that the Affiliated Entities are intended beneficiaries of this Agreement.

h. If any portion of this covenant is held by an arbitration panel or court of competent jurisdiction to be unreasonable, arbitrary or against public policy for any reason, this covenant shall be divisible as to time, geographic area and line of business and shall be enforceable as to a reasonable time, area and line of business.

i. If the Employee violates the Restrictive Covenant, in any capacity identified herein, any and all sales by Employee for himself or herself, other individual(s), partnership, corporation, joint venture, or any other entity with which he is associated, shall be conclusively presumed to have been made by the Company, but for the violation.

j. Company and Employee agree that, should Company be granted preliminary injunctive relief for alleged violation of Employee of the Restrictive Covenant, an injunction bond of no more than $2,500.00 shall be sufficient to indemnify the Employee for any costs or damages that he or she or Employee's business entity might incur if the court determines that the Employee was wrongfully enjoined.

k. Employee agrees that any failure of Company to enforce the Restrictive Covenant against any other Employee, for any reason, shall not constitute a defense to enforcement of the Restrictive Covenant.

Section 8. ***Restrictive Covenant-Remedies.*** Company and Employee agree that in the event of a breach of the Restrictive Covenant, such a breach would irreparably injure Company and would leave it with no adequate remedy at law, and if legal proceedings should have to be brought by

Company to enforce the Restrictive Covenant, the Company shall be entitled to all available civil remedies, including:

a. Temporary and permanent injunctive relief restraining the Employee from violating, directly or indirectly, the restrictions of the Restrictive Covenant in any capacity identified in Section 7, *supra,* and restricting third parties from aiding and abetting any violations of the Restrictive Covenant.

b. Attorney's fees in arbitration, trial and appellate courts.

c. Costs and expenses of investigation and litigation, including expert fees, deposition costs, bond premiums, and other costs and expenses.

d. Nothing in this Agreement shall be construed as prohibiting Company from pursuing any other legal or equitable remedies available to it for breach or threatened breach of the Restrictive Covenant.

Section 9. ***Confidentiality Agreement.*** Employee agrees that the Company owns, and he acquires no proprietary interest in, client files, client lists, know-how, business information, discoveries, inventions or improvements that are maintained by the Company or that are developed by the Company during the term of this Agreement and agrees that in the event such confidential information shall come into the possession of Employee, he will immediately remit all such Company information to the Company for the Company to seek appropriate protection. The Parties agree that any client list developed by Employee shall be retained as property of the Employee.

a. Employee also acknowledges that the Company's customer/client list maintained on the Company's database and in the Company's files was compiled by the Company's expenditure of a great amount of time, money and effort and that the list contains detailed customer information that could not be created independently from public sources. Accordingly, Employee agrees that the Company's customer/client list constitutes a "trade secret" and is subject to protection under the Florida Uniform Trade Secrets Act and other applicable law.

b. Employee agrees that upon termination of this Agreement, whether termination is by the Company, with or without cause, wrongful termination, or for any other reason whatsoever, or by the Employee, Employee shall return all copies, in whatever form, including hard copies and computer disks, of Company confidential information to the Company, and Employee shall delete any copy of the Company's confidential information on any computer file or database maintained by Employee. Further, Employee agrees that unauthorized retention of any such copies shall constitute "civil theft" as such term is defined under Florida law.

c. Employee also agrees that Employee shall not, at any time following termination of this Agreement, whether termination is by the Company, with or without cause, wrongful termination, or for any other reason whatsoever, or by the Employee, use or disclose the Company's confidential information, directly or indirectly, for himself, or on behalf of others, as an individual on Employee's own account, or as a partner, joint venturer, Employee, salesman, contractor, officer, director or otherwise, for any person, partnership, firm, corporation, or other entity.

Section 10. ***Binding Agreement; No Assignment.*** This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. Notwithstanding anything contained herein, the Company shall have the right to assign its rights under Section 6 hereof to any successor of the Company's business. This Agreement is personal to the Employee and may not be assigned by him without the prior written consent of the Company. Any attempted assignment in violation of this Section 7 shall be null and void.

Section 11. ***Governing Law, Venue and Jurisdiction.*** This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of state of Florida without regard to any statutory or common-law provision pertaining to conflicts of laws. The Parties agree that courts of competent jurisdiction in Pinellas County, Florida shall have concurrent jurisdiction with the arbitration tribunals of the American Arbitration Association for purposes of entering temporary, preliminary and permanent injunctive relief with regard to any action arising out of any breach or alleged breach of this Agreement. The Parties agree to submit to the personal jurisdiction of such courts and any other applicable court within the state of Florida. The Parties further agree that the mailing of any process shall constitute valid and lawful process against such Party. The Parties waive any claim that they may have that any of the foregoing courts is an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12. ***Arbitration.*** The Parties agree that all controversies, claims, disputes and matters in question arising out of, or related to this Agreement, the performance under this Agreement, the breach of this Agreement or any other matter or claim whatsoever, including but not limited to common law claims, tort claims and statutory claims, shall be decided by binding arbitration before the American Arbitration Association, utilizing its Commercial Rules. Venue for any arbitration between the Parties shall be had and is mandatory in Charlotte, North Carolina the exclusion of all other places of venue, for all matters that arise under this Agreement.

Section 13. ***Entire Agreement; No Waiver; Modification.*** This Agreement shall constitute the entire agreement between the Parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings between them with respect to such matters. No course of dealing and no delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such Party's rights, powers and remedies conferred by this Agreement or shall preclude any other or further exercise thereof or the exercise of any other right, power and remedy. No term or provision of this Agreement may be amended, altered, modified, rescinded, supplemented, or terminated except by a writing signed by each of the Parties hereto.

Section 14. ***Severability.*** Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the Parties hereby waive any provision of law that renders any provisions hereof prohibited or unenforceable in any respect.

Section 15. ***Counterparts.*** This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together be deemed to constitute one and the same instrument. Facsimiles and electronic copies in portable document format ("PDF") containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

Section 16. ***Attorneys' Fees and Costs.*** If any legal action is necessary to enforce or intetpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that Party may be entitled. This provision shall be construed as applicable to the entire Agreement.

Section 17. ***Modifications.*** Any modification of this Agreement will be effective only if it is in writing and signed by the Party to be charged.

Section 18. ***Effect of Waiver.*** The failure of either Party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement by the other Party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

IN WITNESS WHEREOF, the Company and the Employee have executed this Employment Agreement as of the date first written above.

COMPANY	**EMPLOYEE**
Powder River Coal Corp.	James Robert Beaumont
By: ______________________	By: [signature]
Andrew D. Grant CEO & President	